UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 4, 2014
Date of Report (Date of earliest event reported)

4Cable TV International, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53983	80-0955951
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

1248 Highway 501 Business
Conway, South Carolina 29526
(Address of Principal Executive Offices)

1-843-347-4933
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01. Entry into a Material Definitive Agreement

On December 4, 2014, the Board of Directors (the “Board”) of 4Cable TV International, Inc. (the “Company”) approved an amendment to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) to increase the number of shares reserved for issuance under such plan by 2,000,000 shares, to an aggregate of 8,000,000 shares.  The 2014 Plan was originally adopted by the Board on January 30, 2014.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

The information contained in Item 1.01 above is incorporated by reference herein.  Pursuant to the 2014 Plan, on December 4, 2014, in consideration for services rendered, the Board approved the grant of options to purchase 1,500,000 shares to the Company’s President and Chief Executive Officer Steven K. Richey, 1,500,000 shares to the Company’s Vice President and Chief Technology Officer, Andrew F. Staniak, 1,500,000 shares to the Company’s interim Chief Financial Officer Ross DeMello, 200,000 shares to the Company’s Vice President of Sales and Marketing, Gene Faulkner and 500,000 shares to the Company’s Executive Vice President, Paul A. Passey.  Each of the options vest with respect to 1/3 of the total shares on the one year anniversary of the date of grant, and the remainder vest in equal monthly increments over the following two years, subject to the optionee’s continuous service to the Company.  The options each have an exercise price of $0.10 per share and terminate upon the ten year anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

4CABLE TV INTERNATIONAL, INC. a Nevada corporation

Dated: December 10, 2014	By:	/s/ Steven K. Richey
Steven K. Richey Chief Executive Officer